addendum no. 1

to

SERVICES AGREEMENT

This addendum, dated May 5, 2019 (the “Addendum”) constitutes addendum no. 1 to that certain Services Agreement dated October 10, 2018 (hereinafter, the “Agreement”), by and between Pimi Agro Cleantech Ltd., company number 51-349712-3 (“Company”), and Dan Sztybel, ID No. 313935561, on behalf of a company under his control, Dan Sztybel Consulting Group Ltd. (the “Contractor”).

WHEREAS, the parties wish to modify and amend certain provisions set forth in the Agreement, all as further stipulated herein.

NOW THEREFORE, the parties hereto agree to amend the Agreement as follows:

1. Amendment of Contractor’s Position and Scope of Services

Notwithstanding Section 2 of the Agreement, subject to the approval of the Company’s board of directors (the “Board”), commencing April 1, 2019:

1.1. the Contractor shall provide the Company, personally by Mr. Sztybel, in the name and on behalf of the Contractor, with Chief Executive Offier services, in a scope of 100% position.

1.2. The Contractor shall devote all of his time, and efforts necessary to perform the Services under the Agreement, at a professional standard, well and faithfully, to the Company’s full satisfaction and shall report to the Board, from time to time, as determined by the Board.

2. Amendment of Consideration

Notwithstanding Section 3 of the Agreement, subject to the approval of the Company’s Board:

2.1. commencing April 1, 2019, the monthly fee payble to the Contractor under the Agreement for the provision of the Services shall be adjusted to reflect 100% position (i.e. monthly fee of 47,125 NIS (plus VAT)).

2.2. the Company shall recommend to the board of directors of Save Foods Inc., the Company’s parent (“Safe Foods”), to grant Mr. Sztybel 3,000,000 options to purchase up to 3,000,000 of Save Foods’ common shares under its 2018 Equity Incentive Plan (the “Plan”), as determined by Save Foods’ board of directors’ sole discretion and subject to all approvals required by applicable law (the “Options”).

2.3. In addition, in the event that the Company will receive EPA (U.S. Environmental Protection Agency) and FDA (U.S. Food and Drug Administration) approvals by the end of the second quarter of 2020, the Company shall recommend to the board of directors of Save Foods to grant Mr. Sztybel of bonus of additional 1,500,000 options to purchase up to 1,500,000 of Save Foods’ common shares under its plan, as determined by Save Foods’ board of directors’ sole discretion and subject to all approvals required by applicable law (the “Bonus Options”).

2.4. The exercise prices, vesting schdules and other related terms and conditions of the Options and Bonus Options, shall be determined by Save Foods’ board of directors’ sole discretion.

3. General

3.1. Any and all provisions, terms and/or conditions contained in the Agreement shall continue in full force and effect, unless and to the extent otherwise expressly provided herein which provisions will supersede any such provisions of the Agreement.

3.2. This Addendum shall be deemed for all intents and purposes an integral part of the Agreement.

3.3. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement.

/s/ Pimi Agro Cleantech Ltd.	/s/ Dan Sztybel	/s/ Dan Sztybel Consulting Group Ltd.
Pimi Agro Cleantech Ltd.	Dan Sztybel	Dan Sztybel Consulting Group Ltd.

By:	Date:	By:
Title:		Title:
Date:		Date: